Exhibit 99.2

Maiden Holdings Announces Closing of $165 Million 7.125% Non-Cumulative Perpetual Preference Share Offering

HAMILTON, Bermuda, Nov. 25, 2015 – Maiden Holdings, Ltd. (the “Company”) (Nasdaq: MHLD) today announced that it has closed its underwritten public offering of $165 million of its 7.125% Non-Cumulative Preference Shares, Series C (the “Preference Shares”), with a liquidation preference of $25.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to 600,000 additional Preference Shares. The offering was priced on November 18, 2015.

Total net proceeds from the offering were approximately $159.6 million, after deducting the underwriting discount and estimated offering expenses payable by the Company, and after giving effect to the underwriters’ exercise in full of their option to purchase up to 600,000 additional Preference Shares. As previously announced, the Company expects to use the net proceeds from the offering for continued support and development of its reinsurance business and for other general corporate purposes, which may include acquisitions, working capital and repaying outstanding indebtedness, including Maiden Holdings North America, Ltd.’s outstanding $107.5 million aggregate principal amount of 8.25% senior notes due 2041.

Morgan Stanley, BofA Merrill Lynch and Wells Fargo Securities acted as joint book-running managers for the offering, Keefe, Bruyette & Woods, A Stifel Company, acted as senior lead manager for the offering and FBR, JMP Securities and Compass Point acted as co-managers for the offering.

The Preference Shares may be offered only by means of a Prospectus Supplement and accompanying Prospectus, copies of which may be obtained by contacting Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; or Wells Fargo Securities, LLC, 608 2nd Avenue, South Minneapolis, Minnesota 55402, Attn: WFS Customer Service, calling toll-free 1-800-645-3751 or e-mailing: wfscustomerservice@wellsfargo.com.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor will there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007.  Through its subsidiaries, which are each A- rated (excellent) by A.M. Best, the Company is focused on providing non-catastrophic, customized reinsurance products and services to small and mid-size insurance companies in the United States and Europe. As of September 30, 2015, the Company had $5.8 billion in assets and shareholders' equity of $1.2 billion.

Forward-Looking Statements

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions and unusual frequency of storm activity, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 as updated in periodic filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

Contact:

Noah Fields, Vice President, Investor Relations

Maiden Holdings, Ltd.

Phone:  441.298.4927

E-mail:  nfields@maiden.bm